AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ELIZABETH ARDEN, INC.

ARTICLE I - NAME

          The name of the corporation is Elizabeth Arden, Inc. (the "Corporation").

ARTICLE II - PURPOSE

          The Corporation is organized for the purpose of transacting any or all lawful business for corporations organized under the Florida Business Corporation Act, as amended (the "Act"), of the State of Florida.

ARTICLE III - CAPITAL STOCK

          Section 1.   Authorized Capital Stock.  The aggregate number of shares which the Corporation shall have the authority to issue is 53,428,571 shares, of which 50,000,000 shares shall be Common Stock, par value $.01 per share (the "Common Stock"), and 3,428,571 shares shall be Serial Preferred Stock, par value $.01 per share (the "Serial Preferred Stock").

          Section 2.   Serial Preferred Stock.  The Board of Directors is authorized at any time, and from time to time, to provide the for the issuance of shares of Serial Preferred Stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the Serial Preferred Stock or any series thereof. For each series, the Board of directors shall determine, by resolution or resolutions adopted prior to the issuance of any shares thereof, the designations, preferences, limitations and relative or other rights thereof, including but not limited to the following relative rights and preferences, as to which there may be variations among different series:

               (a)  The rate and manner of payment of dividends, if any;

               (b)  Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

               (c)  The amount payable upon shares in the event of liquidation, dissolution or other winding-up of the Corporation;

               (d)  Sinking fund provisions, if any, for the redemption or purchase of shares;

               (e)  The terms and conditions, if any, on which shares may be converted or exchanged;

               (f)  Voting rights, if any; and

               (g)  Any other rights and preferences of such shares, to the full extent now or hereafter permitted by the laws of the State of Florida.

          The Board of Directors shall have the authority to determine the number of shares that will comprise each series.

          Prior to the issuance of any shares of a series, but after adoption by the Board of Directors of the resolution establishing such series, the appropriate officers of the Corporation shall file such documents with the State of Florida as may be required by law.

ARTICLE IV - PRINCIPAL OFFICE

          The street address of the principal office and mailing address of the Corporation is 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

ARTICLE V - BOARD OF DIRECTORS

          The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person. The manner of election and qualifications shall be provided in the Bylaws of the Corporation. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to resolution adopted by a majority of the full Board of Directors.

ARTICLE VI - INDEMNIFICATION

          Section 1.   Right to Indemnification.  Each person (including here and hereinafter, the heirs, executors, administrators or estate of such person) (1) who is or was a director or officer of the Corporation or who is or was serving at the request of the Corporation in the position of a director, officer, trustee, partner, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, or (2) who is or was an agent or employee (other than an officer) of the Corporation and as to whom the Corporation has agreed to grant such indemnity, shall be indemnified by the Corporation as of right to the fullest extent permitted or authorized by current or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Corporation to provide broader indemnification rights than permitted prior to the legislation or decision), against all fines, liabilities, settlements, costs and expenses, including attorneys' fees, asserted against him or incurred by him in his capacity as such director, officer, trustee, partner, agent or employee, or arising out of his status as such director, officer, trustee, partner, agent or employee. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking indemnification may be entitled. The Corporation may maintain insurance, at its expense, to protect itself and any such person against any such fine, liability, cost or expense, including attorney's fees, whether or not the Corporation would have the legal power to directly indemnify him against such liability.

          Section 2.   Advances.  Costs, charges and expenses (including attorneys' fees) incurred by a person referred to in Section 1 of this Article VI in defending a civil or criminal suit, action or proceeding may be paid (and, in the case of directors and officers of the Corporation, shall be paid) by the Corporation in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified by the Corporation as authorized by this Article VI, and upon satisfaction of other conditions established from time to time by the Board of Directors or which may be required by current or future legislation (but, with respect to future legislation, only to the extent that it provides conditions less burdensome than those previously provided).

          Section 3.   Savings Clause.  If this Article VI or any portion of it is invalidated on any ground by a court of competent jurisdiction, the Corporation shall nevertheless indemnify each director and officer of the Corporation to the fullest extent permitted by all portions of this Article VI that has not been invalidated and to the fullest extent permitted by law.